Exhibit (a)(6)

NOTICE OF WITHDRAWAL

If you previously elected to exchange your options with an exercise price of $7.50 or greater per share (the “Eligible Options”), but you would like to change your decision and withdraw, you must sign this Notice of Withdrawal and return it to Dana Maor by fax at 972-(0)3–7679599, by hand delivery or by mail to repricing@radvision.com on or before 5:00 p.m., Eastern Daylight Time, on December 24, 2008, unless the offer is extended. If you have questions, please contact either Adi Sfadia, CFO at 972-(0)3 7679343 or by email at adis@radvision.com or Rael Kolevsohn, General Counsel at 972-(0)3 7679394 or by email at rael@radvision.com.

To RADVISION Ltd.:

        I previously received a copy of the Offer to Exchange Outstanding Share Options dated November 25, 2008 (the “Offer to Exchange”) and an election form (the “Election Form”). I signed and returned the Election Form, in which I chose to accept RADVISION Ltd.‘s offer to exchange my Eligible Options. I now wish to withdraw all of the Eligible Options I surrendered for exchange. I understand that by signing this Notice of Withdrawal and delivering it to you, I will be withdrawing my previous acceptance of the offer and I will not be surrendering any options for exchange.

        I understand that in order to withdraw, I must sign, date and deliver this Notice of Withdrawal to you on or before 5:00 p.m., Eastern Daylight Time, on December 24, 2008, or if RADVISION Ltd. extends the deadline to exchange Eligible Options, before the extended expiration of the offer.

        By rescinding my election to RADVISION Ltd. to exchange my Eligible Options, I understand that I will not receive any new options and I will keep my old options (with the same exercise price as before). These options will continue to be governed by the Year 2000 Employee Stock Option Plan under which they were granted and existing option grant documents between RADVISION Ltd. and me.

        I have completed and signed the following exactly as my name appears on my original Election Form.

        I do not wish you to exchange any of my Eligible Options.

☒___________________________________________________________________________
                                                                         Signature

Date: ______________________________, 2008

Name:___________________________________________________________________________
                                                                        (Please Print)

I.D./Social Security No.: ______________________________________